UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2006

Diebold, Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-4879	34-0183970
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5995 Mayfair Road, P.O.Box 3077, North Canton, Ohio		44720-8077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(330) 490-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On January 31, 2006, just prior to the announcement of its fourth quarter and year-end 2005 results, the company became aware of a possible adjustment related to the recognition of certain election systems revenue in the fourth quarter of 2005. At the time of the announcement, the company indicated the need for additional time to adequately review the matter, but management had preliminarily estimated that between $2 million to $10 million in election systems revenue might need to be deferred until future periods.

The company has since determined that $7.0 million in fourth quarter 2005 election systems revenue and $4.2 million in net income would need to be recognized in future periods. This adjustment reduced previously announced fourth quarter and full-year 2005 earnings per share by $0.06. Because of this revision, the company will recognize this deferred revenue and associated net income between 2007 and 2010. This change will have no effect on the company’s 2006 full-year revenue and earnings per share expectations.

Item 7.01 Regulation FD Disclosure.

The information contained in Item 2.02 of this report is incorporated by reference into this Item 7.01 and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diebold, Incorporated

March 7, 2006	By:	/s/Michael R. Moore

Name: Michael R. Moore
Title: Vice President and Corporate Controller (Principal Accounting Officer)